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Exhibit (c)(i)

CONSENT OF DRESDNER KLEINWORT WASSERSTEIN, INC.

    We hereby consent to the use in the Schedule 13E-3 filed by NBC Internet, Inc., National Broadcasting Company, Inc., Rainwater Acquisition Corp. and GE Investments Subsidiary, Inc. and in the related Proxy Statement of NBC Internet, Inc. ("NBCi"), of our opinion dated April 8, 2001 appearing as Appendix C to such Proxy Statement, and to the description therein of such opinion and of our presentation to the Class A members of the Board of Directors of NBCi on April 8, 2001; and to the references therein to us under the headings "SUMMARY TERM SHEET—The Merger and Liquidation—Opinion of Financial Advisor"; "SPECIAL FACTORS—Background of the Merger and the Liquidation,—Our Belief Regarding the Fairness of the Merger and the Liquidation,—Opinion of Financial Advisor, and—Certain Projections of our Future Operating Results". We hereby further consent to the filing with the Schedule 13E-3 filed by NBCi, National Broadcasting Company, Inc., Rainwater Acquisition Corp. and GE Investments Subsidiary, Inc. of the materials presented by us to the Class A members of the Board of Directors of NBCi on April 8, 2001. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ DRESDNER KLEINWORT WASSERSTEIN, INC.

New York, New York
May 1, 2001

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CONSENT OF DRESDNER KLEINWORT WASSERSTEIN, INC.